Exhibit 4.33

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CONFORMED COPY
Dated	13 September 2006

€1,500,000,000
MULTICURRENCY REVOLVING FACILITY AGREEMENT

for

WOLSELEY PLC

arranged by
BARCLAYS CAPITAL
BNP PARIBAS
THE ROYAL BANK OF SCOTLAND PLC
and
UBS LIMITED

with
LLOYDS TSB BANK PLC
acting as Agent

Ref: DE02/SF01 Burges Salmon LLP www.burges-salmon.com Tel: +44 (0)117 939 2000 Fax: +44 (0)117 902 4400

CONTENTS

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THIS AGREEMENT is dated 13 September 2006 and made between:

(1)	WOLSELEY PLC (incorporated in England and Wales under registered number 00029846) (the "Company" and the "Borrower");

(2)	BARCLAYS CAPITAL, BNP PARIBAS, THE ROYAL BANK OF SCOTLAND PLC, and UBS LIMITED as arrangers (each an "Arranger" and together the "Arrangers");

(3)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (the "Original Banks"); and

(4)	LLOYDS TSB BANK PLC as agent of the Banks (the "Agent").

IT IS AGREED as follows:

SECTION 1

INTERPRETATION

1	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter" means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Additional Cost Rate" has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor" means a company which becomes an Additional Guarantor in accordance with Clause 25 (Changes to the Obligors).

"Affiliate" means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Agent's Spot Rate of Exchange" means the Agent's spot rate of exchange for the purchase of the relevant currency with the Base Currency in the London foreign exchange market at or about 11:00 a.m. on a particular day.

"Agreed Material Subsidiaries" means Ferguson Enterprises Inc, Stock Building Supplies Holdings Inc and Wolseley UK Limited.

"Anti-Terrorism Laws" means the OFAC Laws and Regulations, the Executive Orders, the USA Patriot Act, the BSA and any other applicable requirements of law and governmental guidance for the prevention of terrorism, terrorist financing and drug trafficking or the prevention and detection of money laundering violations, in each case, of the United States or any other applicable jurisdiction.

"Authorisation" means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

"Availability Period" means the period from and including the date of this Agreement to and including the date falling one week prior to the Termination Date.

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"Available Commitment" means a Bank's Commitment minus:

(a)	the Base Currency Amount of its participation in any outstanding Loans; and

(b)	in relation to any proposed Utilisation, the Base Currency Amount of its participation in any Loans that are due to be made on or before the proposed Utilisation Date,

other than that Bank's participation in any Loans that are due to be repaid or prepaid on or before the proposed Utilisation Date.

"Available Facility" means the aggregate for the time being of each Bank's Available Commitment.

"Bank" means:

(a)	any Original Bank; and

(b)	any bank or financial institution which has become a Party in accordance with Clause 24 (Changes to the Banks),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"Base Currency" means euros.

"Base Currency Amount" means, in relation to a Loan, the amount specified in the Utilisation Request delivered by a Borrower for that Loan (or, if the amount requested is not denominated in the Base Currency, that amount converted into the Base Currency at the Agent's Spot Rate of Exchange on the date which is three Business Days before the Utilisation Date or, if later, on the date the Agent receives the Utilisation Request) adjusted to reflect any repayment or prepayment of the Loan.

"Board" means the Board of Governors of the Federal Reserve System of the United States (or any successor).

"Break Costs" means the amount (if any) by which:

(a)	the interest (excluding Margin and Mandatory Costs (if any)) which a Bank should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Bank would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"BSA" means the United States Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq.

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"Business Day" means a day (other than a Saturday or Sunday) on which banks are open for general business in London, New York and:

(a)	(in relation to any date for payment or purchase of a currency other than euro) the principal financial centre of the country of that currency; or

(b)	(in relation to any date for payment or purchase of euro) any TARGET Day.

"Clean-Up Date" means the date falling 90 days after the Completion Date.

"Code" means the United States Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

"Commitment" means:

(c)	in relation to an Original Bank, the amount in the Base Currency set opposite its name under the heading "Commitment" in Schedule 1 (The Original Banks) and the amount of any other Commitment transferred to it under this Agreement; and

(d)	in relation to any other Bank, the amount in the Base Currency of any Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Completion Date" means the date of completion of the acquisition of the Target Group by the Company.

"Compliance Certificate" means a certificate substantially in the form set out in Schedule 7 (Form of Compliance Certificate).

"Consolidated Total Assets" means, at any time, the total assets of the Company and its Subsidiaries that would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.

"Construction Loans Receivables" means such amounts advanced by any member of the Group as would appear under the headings "Construction Loan Receivables" in the audited annual consolidated financial statements of the Company.

"Default" means an Event of Default or any event or circumstance specified in Clause 23 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing in each case as specified in Clause 23 (Events of Default)) be an Event of Default.

"Designated Person" means a person (i) listed in the annex to, or otherwise subject to the provisions of, an Executive Order; (ii) listed on any Lists; or (iii) owned or controlled by, or acting for or on behalf of, any person referred to in (i) or (ii) above.

"Disposal" has the meaning given to it in Clause 22.6.

"Disposal Proceeds" has the meaning given to it in Clause 22.6.

"Disruption Event" means either or both of:

(a)	a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

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(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents.

and which (in either case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

"dollars" or "USD" means the lawful currency of the United States of America.

"EBIT" has the meaning given to it at Clause 21.2 (Financial Definitions).

"EBITA" has the meaning given to it at Clause 21.2 (Financial Definitions).

"EBITDA" has the meaning given to it at Clause 21.2 (Financial Definitions).

"Equity Linked Financing Transaction" means a transaction whereby (i) ordinary, preference, redeemable or convertible shares (or any combination of these shares) are issued by the Company or any member of the Group, or (ii) any other financing instrument which receives equity treatment under the classification methodology of Moody's Investors Services Inc. and Standard & Poors Rating Services is issued by the Company or any member of the Group.

"Environment" means all or any of the following: the air including air within buildings (and other natural or man-made structures above or below ground), water (including ground and surface water) and land (including surface and sub-surface soil).

"Environmental Approval" means any permit, licence, authorisation, consent or other approval required by or issued in connection with any Environmental Law.

"Environmental Law" means all applicable laws and regulations having legal effect and relating to the protection of the Environment.

"ERISA" means the United States Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect.

"ERISA Affiliate" means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

"euro" or "€" means the single currency of the Participating Member States.

"EURIBOR" means, in relation to any Loan in euro:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in euro for a period comparable to the Interest Period of the relevant Loan.

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"Executive Order" means the United States Executive Order No. 13224 , 66 Fed. Reg. 49079, on Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, which came into effect on September 23, 2001, or any similar law or order under United States or other laws.

"Event of Default" means any event or circumstance specified as such in Clause 23 (Events of Default).

"Facility" means the revolving loan facility made available under this Agreement as described in Clause 2 (The Facility).

"Facility Office" means the office or offices notified by a Bank to the Agent in writing on or before the date it becomes a Bank (or, following that date, by not less than five Business Days' written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter" means any letter or letters dated on or about the date of this Agreement between an Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 12 (Fees).

"Finance Document" means this Agreement, any Fee Letter, any Accession Letter, any Resignation Letter and any other document designated as such by the Agent and the Company.

"Finance Party" means the Agent, an Arranger or a Bank.

"Financial Indebtedness" means any indebtedness in respect of:

(a)	moneys borrowed and debit balances at banks;

(b)	any debenture, bond, note, loan stock or other security;

(c)	any acceptance or documentary credit being acceptances or documentary credits in respect of finance obligations but excluding acceptance or documentary credits in respect of trade performance obligations;

(d)	receivables sold or discounted (otherwise than on a non-recourse basis);

(e)	the acquisition cost of any assets to the extent payable before or after the time of acquisition or possession by the party liable where the advance or deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

(f)	finance leases and hire purchase agreements (whether in respect of land, machinery, equipment or otherwise) which would be shown as financial indebtedness in a balance sheet in accordance with GAAP;

(g)	interest swap, cap or collar arrangements (and the amount of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);

(h)	currency swap, cap or collar arrangements (and the amount of such indebtedness shall be the mark-to-market valuation of such transaction at the relevant time);

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(i)	amounts raised under any other transaction having the commercial effect of a borrowing or raising of money (but excluding operating leases entered into in the ordinary course of business); or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of indebtedness of a type referred to in (a) to (i) above,

but any calculation of the aggregate of the Financial Indebtedness of the Group and any calculation hereunder:

(k)	shall not include any indebtedness of one member of the Group to another member of the Group; and

(l)	shall be on the basis that no amount shall be taken into account more than once in the same calculation.

"GAAP" means generally accepted accounting principles in the United Kingdom or (as required for publicly listed companies in the United Kingdom for financial years beginning on or after 1st January 2005) IFRS as in effect from time to time in the United Kingdom.

"Group" means the Company and its Subsidiaries for the time being and, for the purposes of Clause 19.7 (Financial Statements) and Clause 21 (Financial Covenants) shall include subsidiary undertakings (within the meaning of Section 258 of the Companies Act 1985) of the Company and "member of the Group" shall be construed accordingly.

"Guarantor" means any Additional Guarantor unless it has ceased to be a Guarantor in accordance with Clause 25 (Changes to the Obligors)

"Holding Company" means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"IFRS" means international accounting standards within the meaning of Regulation (EC No. 1606/2002) of the European Parliament and the Council of the European Union to the extent applicable to the relevant financial statements.

"Interest Period" means, in relation to a Loan, each period determined in accordance with Clause 10 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 9.3 (Default interest).

"LIBOR" means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for the currency or Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in the currency of that Loan and for a period comparable to the Interest Period for that Loan.

"Lists" means the Lists of Specially Designated Nationals and Blocked Persons maintained by OFAC and/or on any other similar list of any United States or other governmental organisation.

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"Loan" means a loan made or to be made under the Facility or the principal amount outstanding for the time being of that loan.

"LMA" means the Loan Market Association.

"Majority Banks" means:

(a)	until the Total Commitments have been reduced to zero, a Bank or Banks whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero and there are no Loans then outstanding, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Bank or Banks whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

"Mandatory Cost" means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin" means:

(a)	from the date of this Agreement to and including the date 3 months after the first Utilisation Date, 0.10 per cent. per annum;

(b)	from the day after the date 3 months after the first Utilisation Date to and including the date 6 months after the first Utilisation Date, 0.15 per cent. per annum;

(c)	from the day after the date 6 months after the first Utilisation Date to and including the date 12 months after the first Utilisation Date, 0.20 per cent. per annum;

(d)	from the day after the date 12 months after the first Utilisation Date, 0.35 per cent. per annum.

Any change to the Margin shall have immediate effect, including with respect to Interest Periods which are then current.

"Margin Stock" means margin stock or margin security within the meaning of Regulation U.

"Marketable Securities" means certificates of deposit, gilt-edged securities or other EU or US governmental securities which are freely tradable, units in Sociétés d'Investissement à Capital Variable (managed by reputable banks or financial institutions), commercial paper rated at least A1/P1 by Standard and Poor's Corporation or Moody's Investor Services, Inc., UK Certificates of Tax Deposit and such other liquid investments as the Company may from time to time agree in writing with the Agent (acting on instructions of the Majority Banks).

"Material" means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company and its Subsidiaries taken as a whole.

"Material Adverse Effect"means a material adverse effect on:

(a)	the ability of the Obligors (taken together) to perform their obligations under the Finance Documents; or

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(b)	the validity or enforceability of any material provision of the Finance Documents; or

(c)	for the purposes of Clause 19 (Representations) only, the business operations, affairs, financial condition, assets or properties of the Group taken as a whole.

"Material Subsidiary" means, at any time:

(d)	subject to the proviso below, the Agreed Material Subsidiaries; and

(e)	(i)	any Subsidiary the net assets of which represents at least 10% of the aggregate of the net assets of each member of the Group; and

(ii)	any Subsidiary whose EBIT represents 10 per cent. or more of the EBIT of the Group,

in each case calculated by reference to the latest audited financial statements of the Company and its Subsidiaries;

Provided always that an Agreed Material Subsidiary shall cease to be a Material Subsidiary if its sub-consolidated net assets or EBIT when calculated by reference to the latest audited financial statements of the Company and its Subsidiaries do not, as applicable, come within paragraph (b)(i) or (b)(ii) above.

"Month" means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Multiemployer Plan" means any Plan that is a "multiemployer plan" (as such term is defined in section 4001(a)(3) of ERISA).

"Net Proceeds" means, in respect of a disposal, the consideration received or receivable by the relevant member or members of the Group less the costs and expenses properly incurred in effecting such disposal and any tax payable or which the Agent (acting on the instructions of the Majority Banks, acting reasonably) agrees is likely to become payable in respect thereof.

"Net Takeout Financing Proceeds" means any proceeds received by the relevant member or members of the Group in respect of a Takeout Funding less the costs and expenses properly incurred in effecting such Takeout Funding and any tax payable or which the Agent (acting on the instructions of the Majority Banks, acting reasonably) agrees is likely to become payable in respect thereof.

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"Non-U.S. Plan" means any plan, fund or other similar program that:

(a)	is established or maintained outside the United States of America by an Obligor or any Subsidiary primarily for the benefit of employees of such Obligor or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment; and

(b)	is not subject to ERISA or the Code.

"Obligor" means the Borrower or a Guarantor.

"OFAC" means the Office of Foreign Assets Control ("OFAC") of the United States Department of the Treasury.

"OFAC Laws and Regulations" means any authorising statute, Executive Order or regulation of OFAC.

"Optional Currency" means a currency (other than the Base Currency) which complies with the conditions set out in Clause 6.2 (Conditions relating to Optional Currencies).

"Original Financial Statements" means:

(a)	the audited consolidated financial statements of the Group for the financial year ended 31 July 2005 and including the reconciliation statement dated 22 November 2005 delivered to the Agent pursuant to paragraph 3(d) of Schedule 2 Part I (Conditions Precedent to Initial Utilisation); and

(b)	for the purposes of paragraph (b) of Clause 20.3 (Requirements as to financial statements) only, the audited consolidated financial statements of the Group for the financial year ended 31 July 2006 from the time when those have been delivered to the Agent provided that the Agent is satisfied that the accounting practices and financial reference periods applied to such audited consolidated financial statements are consistent with those applied in the preparation of the reconciliation statement referred to in paragraph (a).

"Participating Member State" means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

"Party" means a party to this Agreement.

"Payment Indebtedness" has the meaning given to it in Clause 22.6.

"PBGC" means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

"Plan" means an "employee benefit plan" (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by either Obligor or any ERISA Affiliate or with respect to which either Obligor or any ERISA Affiliate may have any liability.

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"Priority Indebtedness" means, at any time, the sum (without duplication) of:

(a)	the aggregate unpaid principal amount of Financial Indebtedness of the Company and its Subsidiaries secured by Security permitted pursuant to Clause 22.5 (Negative Pledge) at such time; and

(b)	the aggregate unpaid principal amount of unsecured Financial Indebtedness of all Subsidiaries (other than the Company) at such time other than unsecured Financial Indebtedness:

(i)	of any person outstanding at the time such person is acquired and becomes a Subsidiary after the date of this Agreement, provided such Financial Indebtedness was not incurred in contemplation of such acquisition (and any replacement or extension of such Financial Indebtedness provided that the principal amount thereof (on the date such person became a Subsidiary) is not increased);

(ii)	outstanding on the date of this Agreement and specified in Schedule 10 (Existing Indebtedness) (and any replacement or extension of such Financial Indebtedness provided that the principal amount thereof (at the time of such replacement or extension) is not increased);

(iii)	incurred by any Subsidiary that is a special purpose finance company to the extent that the proceeds of such Financial Indebtedness are either directly or via one or more non-trading vehicles on-lent to the Company or a Guarantor (and which Subsidiary does not own any assets other than those consistent with its special purpose finance nature);

(iv)	incurred by a Subsidiary and used solely for the purpose of financing the acquisition of additional assets;

(v)	of a Subsidiary owed to the Company or any other Subsidiary;

(vi)	raised to fund Construction Loan Receivables;

(vii)	of any Subsidiary which is a Guarantor, so long as the guarantee of such Subsidiary under this Agreement shall be in full force and effect and neither such Subsidiary nor any person acting on its behalf shall have contested in any manner the validity, binding nature or enforceability of such guarantee; and

(viii)	of the type described in paragraphs (g) and (h) of the definition of Financial Indebtedness.

"Qualifying Bank" has the meaning given to it in Clause 13 (Tax gross-up).

"Quotation Day" means, in relation to any period for which an interest rate is to be determined:

(a)	(if the currency is sterling) the first day of that period;

(b)	(if the currency is euro) two TARGET Days before the first day of that period; or

(c)	(for any other currency) two Business Days before the first day of that period,

unless market practice differs in the Relevant Interbank Market for a currency, in which case the Quotation Day for that currency will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

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"Reference Banks" means the principal London offices of Lloyds TSB Bank plc, BNP Paribas and The Royal Bank of Scotland Plc or such other banks as may be appointed by the Agent in consultation with the Company.

"Regulation D", "Regulation T", "Regulation U" or "Regulation X" means Regulation D, T, U or, as the case may be, X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

"Relevant Interbank Market" means in relation to euro, the European interbank market and, in relation to any other currency, the London interbank market.

"Repeating Representations" means each of the representations set out in Clauses 19.1, 19.2, 19.3, 19.4 and 19.5.

"Resignation Letter" means a letter substantially in the form set out in Schedule 9 (Form of Resignation Letter).

"Rollover Loan" means one or more Loans:

(a)	made or to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan (unless it arose as a result of the operation of Clause 6.3 (Unavailability of a currency)); and

(d)	made or to be made to the Borrower for the purpose of refinancing a maturing Loan.

"Screen Rate" means:

(e)	in relation to LIBOR, the British Bankers Association Interest Settlement Rate for the relevant currency and period; and

(f)	in relation to EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union for the relevant period,

displayed on the appropriate page of the Reuters screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Banks.

"Security" means a mortgage, charge, pledge, lien, security interest or other encumbrance securing any obligation of any person or any other type of right of any creditor to have its claims satisfied in priority to other creditors with or from the proceeds of any properties, assets or revenues of any kind (but for the avoidance of doubt shall not include a right arising out of the ordinary course of trading by the relevant person or any right of set-off arising by contract or by law which would not otherwise constitute a mortgage, charge or pledge).

"Specified Time" means a time determined in accordance with Schedule 8 (Timetables).

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"Subsidiary" means a subsidiary of the Company within the meaning of section 736 of the Companies Act 1985.

"Syndicated Facility Agreement" means the €2,800,000,000 multicurrency syndicated facility agreement entered into by, inter alios, the Company and certain Banks dated 2 June 2006.

"Takeout Funding" has the meaning given to it in Clause 8.6 (Mandatory Prepayment – Takeout Funding)

"Target" means DT Holding 1 A/S and DT Officers A/S.

"Target Group" means each Target and its Subsidiaries.

"TARGET" means Trans-European Automated Real-time Gross Settlement Express Transfer payment system.

"TARGET Day" means any day on which TARGET is open for the settlement of payments in euro.

"Tax" means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Taxes Act" means the Income and Corporation Taxes Act 1988.

"Termination Date" means 31 March 2008.

"Total Commitments" means the aggregate of the Commitments, being €1,500,000,000 at the date of this Agreement.

"Transfer Certificate" means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date" means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"United States" means the United States of America.

"Unpaid Sum" means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"USPP" means the USD 1,200,000,000 note and guarantee agreement dated 16 November 2005 executed by, inter alia, the Company and Wolseley Capital, Inc.

"US Bankruptcy Law" means title 11, United States Code or any other United States federal or state bankruptcy, insolvency or similar law.

"US Guarantor" means a Guarantor incorporated under the laws of, or of any State (including the District of Columbia) of, the United States.

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"USA Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, 115 Stat. 272 (2001), of the United States as amended.

"Utilisation" means a utilisation of the Facility.

"Utilisation Date" means the date of a Utilisation, being the date on which a Loan is to be made.

"Utilisation Request" means a notice substantially in the form set out in Schedule 3 (Utilisation Request).

"VAT" means value added tax as provided for in the Value Added Tax Act 1994 and any other tax of a similar nature.

1.2	Construction

(a)	Unless a contrary indication appears, any reference in this Agreement to:

(i)	the "Agent", any "Arranger", any "Finance Party", any "Bank", any "Obligor" or any "Party" shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets" includes present and future properties, revenues and rights of every description;

(iii)	"Barclays Capital" is a reference to Barclays Capital, the investment banking division of Barclays Bank PLC;

(iv)	the "European interbank market" means the interbank market for euro operating in Participating Member States;

(v)	a "Finance Document" or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended or novated;

(vi)	"indebtedness" includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(vii)	a "person" includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) or two or more of the foregoing;

(viii)	a "regulation" includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(ix)	a provision of law is a reference to that provision as amended or re-enacted; and

(x)	unless a contrary indication appears a time of day is a reference to London time.

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(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (or an Event of Default) is "continuing" if it has not been remedied or waived.

1.3	Third Party Rights

A person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

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SECTION 2

THE FACILITY

2	THE FACILITY

2.1	The Facility

(a)	Subject to the terms of this Agreement, the Banks make available to the Borrower a multicurrency revolving loan facility in an aggregate amount equal to the Total Commitments and the Banks will, when requested by the Borrower, make advances in euros or Optional Currencies to the Borrower.

(b)	On and from 31 October 2006, only Rollover Loans may be drawn under the Facility.

2.2	Finance Parties' rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3	PURPOSE

3.1	Purpose

The Borrower shall apply all amounts borrowed by it under the Facility towards financing the consideration payable for the acquisition of the Target Group and all fees, costs and expenses, stamp, registration and other Taxes incurred by the Company or any other member of the Group in connection with the acquisition and the Finance Documents.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

The Borrower may not deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions Precedent to Initial Utilisation) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Banks promptly upon being so satisfied.

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4.2	Further conditions precedent

The Banks will only be obliged to comply with Clause 5.4 (Banks' participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	in the case of a Rollover Loan, no Event of Default is continuing or would result from the proposed Loan and, in the case of any other Loan, no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects.

4.3	Maximum number of Loans

(a)	A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation 3 or more Loans would be outstanding.

(b)	Any Loan made by a single Bank under Clause 6.3 (Unavailability of a currency) shall not be taken into account in this Clause 4.3.

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SECTION 3

UTILISATION

5	UTILISATION

5.1	Delivery of a Utilisation Request

The Borrower may utilise the Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	the proposed Utilisation Date is a Business Day within the Availability Period;

(ii)	it identifies the Borrower;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount); and

(iv)	the proposed Interest Period complies with Clause 10 (Interest Periods).

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be the Base Currency or an Optional Currency.

(b)	Unless otherwise agreed by the Banks, the amount of the proposed Loan must be a minimum of €100,000,000 (or in any Optional Currency such convenient amount being approximately equivalent to €100,000,000 as the Agent may specify) or, if less, the Available Facility.

5.4	Banks' participation

(a)	If the conditions set out in this Agreement have been met, each Bank shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Bank's participation in each Loan will be equal to the proportion borne by its Available Commitment to the Available Facility immediately prior to making the Loan.

(c)	The Agent shall determine the Base Currency Amount of each Loan which is to be made in an Optional Currency and shall notify each Bank of the amount, currency and the Base Currency Amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

6	OPTIONAL CURRENCIES

6.1	Selection of currency

The Borrower shall select the currency of a Loan in a Utilisation Request.

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6.2	Conditions relating to Optional Currencies

A currency will constitute an Optional Currency in relation to a Loan if:

(a)	it is readily available in the amount required and freely convertible into the Base Currency in the Relevant Interbank Market on the Quotation Day and the Utilisation Date for that Loan; and

(b)	it is dollars, Canadian dollars, Swiss francs or sterling or has been approved by the Agent (acting on instructions of all the Banks) as an Optional Currency in relation to that Loan on or prior to receipt by the Agent of the relevant Utilisation Request in relation to that Loan.

6.3	Unavailability of a currency

If before the Specified Time on any Quotation Day:

(a)	a Bank notifies the Agent that the Optional Currency requested is not readily available to it in the amount required; or

(b)	a Bank notifies the Agent that compliance with its obligation to participate in a Loan in the proposed Optional Currency would contravene a law or regulation applicable to it,

the Agent will give notice to the Borrower to that effect by the Specified Time on that day. In this event, any Bank that gives notice pursuant to this Clause 6.3 will be required to participate in the Loan in the Base Currency (in an amount equal to that Bank's proportion of the Base Currency Amount or, in respect of a Rollover Loan, an amount equal to that Bank's proportion of the Base Currency Amount of the maturing Loan that is due to be repaid) and its participation will be treated as a separate Loan denominated in the Base Currency during that Interest Period.

6.4	Agent's Calculation

All calculations made by the Agent pursuant to this Clause 6 will take into account any repayment of a Rollover Loan to be made on the last day of the first Interest Period.

6.5	Participation in a Loan

Each Bank's participation in a Loan will be determined in accordance with paragraph (b) of Clause 5.4 (Banks' participation).

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SECTION 4

REPAYMENT, PREPAYMENT AND CANCELLATION

7	REPAYMENT

7.1	Repayment of Loans

The Borrower shall repay each Loan on the last day of its Interest Period.

8	PREPAYMENT AND CANCELLATION

8.1	Illegality

If it becomes unlawful by reason of any introduction of a change of law in each case occurring after the date hereof in any applicable jurisdiction for a Bank to perform any of its obligations as contemplated by this Agreement or to fund its participation in any Loan:

(a)	that Bank shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Bank will be immediately cancelled; and

(c)	the Borrower shall repay that Bank's participation in all outstanding Loans on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Bank in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

8.2	Change of control

(a)	If any person (whether alone or together with any associated person or persons) gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event; and

(ii)	if a Bank so requires the Agent shall, by not less than 30 days notice to the Company, cancel the Commitment of that Bank and declare the participation of that Bank in all outstanding Loans, together with accrued interest, and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Bank will be cancelled and all such participations in outstanding Loans, accrued interest and other amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above "associated persons" means, in relation to any person, a person who is acting in concert (as defined in the City Code on Takeover and Mergers) with that person or is a connected person (as defined in Section 839 of the Income and Corporation Taxes Act 1988) of that person and "control" means the power to direct the management and policies of an entity whether through the ownership of voting capital, by contract or otherwise.

8.3	Mandatory cancellation

(a)	On 31 October 2006, the whole of the Available Facility shall be cancelled and such cancellation shall reduce the Commitments of the Banks rateably.

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(b)	If at any time after 31 October 2006 a Rollover Loan is drawn in an amount which is less than the maturing Loan which it refinances, any resulting Available Facility shall be cancelled in full and such cancellation shall reduce the Commitments of the Banks rateably.

8.4	Voluntary cancellation

The Borrower may, if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Banks may agree) prior notice, cancel the whole or any part (being a minimum amount of €10,000,000) of the Available Facility. Any cancellation under this Clause 8.4 shall reduce the Commitments of the Banks rateably.

8.5	Voluntary Prepayment of Loans

(a)	The Borrower may if it gives the Agent not less than 5 Business Days' (or such shorter period as the Majority Banks may agree) prior notice, prepay the whole or any part of a Loan (but if in part, being an amount that reduces the Base Currency Amount of the Loan by a minimum amount of €5,000,000).

(b)	On a prepayment in accordance with paragraph (a) above, the whole amount of the Available Facility will be cancelled and such cancellation and prepayment shall reduce the Commitments of the Banks rateably provided that for the avoidance of doubt the repayment of a Loan that is being refinanced by a Rollover Loan shall not amount to a prepayment for the purposes of this Clause 8.5.

8.6	Mandatory Prepayment – Takeout Funding

(a)	If the Borrower or any member of the Group enters into any one or more Equity Linked Financing Transaction (the "Takeout Funding") where the Net Takeout Financing Proceeds exceed €50,000,000 in aggregate, the Borrower shall as soon as reasonably practicable give the Agent notice of its intention to procure the prepayment of Loans in the total amount of the Net Takeout Financing Proceeds.

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitment of each Bank shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Borrower has given notice under paragraph (a) above the Borrower shall prepay the whole or any part of the Loans in the amount of the Net Takeout Financing Proceeds.

(d)	Any reduction under paragraph (b) above and any prepayment in accordance with paragraph (c) above shall reduce the Commitments of the Banks rateably.

(e)	The Company shall not be required to make any prepayment under this Clause 8.6 to the extent that such Net Takeout Financing Proceeds are required to be paid to the lenders under the Syndicated Facility Agreement or the USPP or would otherwise breach any provision of the Syndicated Facility Agreement or the USPP, in each case in its form as at the date of this Agreement.

8.7	Right of repayment and cancellation in relation to a single Bank

(a)	If:

(i)	any sum payable to any Bank by an Obligor is required to be increased under paragraph (c) of Clause 13.2 (Tax gross-up); or

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(ii)	any Bank claims indemnification from the Company under Clause 13.6 (Tax indemnity) or Clause 14.1 (Increased costs),

the Company may, whilst the circumstance giving rise to the requirement for indemnification continues, give the Agent notice of cancellation of the Commitment of that Bank and its intention to procure the repayment of that Bank's participation in the Loans.

(b)	On receipt of a notice referred to in paragraph (a) above, the Available Commitment of that Bank shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice under paragraph (a) above the Borrower shall repay that Bank's participation in the Loans and the Commitment of the Bank shall immediately be reduced to zero.

8.8	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 8 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Any part of the Facility which is prepaid in accordance with this Clause 8 may not be reborrowed.

(d)	The Borrower shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)	If the Agent receives a notice under this Clause 8 it shall promptly forward a copy of that notice to either the Company or the affected Bank, as appropriate.

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SECTION 5

COSTS OF UTILISATIONS

9	INTEREST

9.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR or, in relation to any Loan in euro, EURIBOR; and

(c)	Mandatory Cost, if any.

9.2	Payment of interest

The Borrower shall pay accrued interest on each Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six monthly intervals after the first day of the Interest Period).

9.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 1.00 per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 9.3 shall be immediately payable by the Obligor on demand by the Agent.

(b)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

9.4	Notification of rates of interest

The Agent shall promptly notify the Banks and the Borrower of the determination of a rate of interest under this Agreement.

10	INTEREST PERIODS

10.1	Selection of Interest Periods

(a)	The Borrower may select an Interest Period for a Loan in the Utilisation Request for that Loan.

(b)	Subject to this Clause 10, the Borrower may select an Interest Period of one week or one, two, three or six Months or any other period agreed between the Borrower and the Agent (acting on the instructions of all the Banks).

(c)	An Interest Period for a Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date.

(e)	A Loan has one Interest Period only.

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10.2	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

11	CHANGES TO THE CALCULATION OF INTEREST

11.1	Absence of quotations

Subject to Clause 11.2 (Market disruption), if LIBOR or, if applicable, EURIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR or EURIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

11.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Bank's share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Bank as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Bank of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Bank's participation in the Loan.

(b)	In this Agreement "Market Disruption Event" means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR or, if applicable, EURIBOR for the relevant currency and Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Bank or Banks (whose participations in a Loan exceed 50 per cent. of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR or, if applicable, EURIBOR.

11.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Banks and the Company, be binding on all Parties.

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11.4	Break Costs

(a)	The Borrower shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum.

(b)	Each Bank shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

12	FEES

12.1	Commitment fee

(a)	The Company shall pay to the Agent (for the account of each Bank) a fee in the Base Currency computed at the rate of 30 per cent. of the Margin per annum on that Bank's Available Commitment from the date of this Agreement to 31 October 2006.

(b)	The accrued commitment fee is payable in arrear:

(i)	on 31 October 2006;

(ii)	on any earlier day when the Total Commitments are reduced to zero; and

(iii)	to a particular Bank on the date which that Bank's participations are repaid and its Commitment cancelled as provided for in Clause 8.7.

12.2	Participation fee

The Company shall pay to the Agent (for the account of the Banks) a participation fee in the amount and at the times agreed in a Fee Letter.

12.3	Agency fee

The Company shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

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SECTION 6

ADDITIONAL PAYMENT OBLIGATIONS

13	TAX GROSS UP

13.1	Definitions

(a)	In this Agreement:

"Protected Party" means a Finance Party which is or will be, for or on account of Tax, subject to any liability, or required to make any payment in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Bank" means a Bank which is (on the date a payment falls due):

(i)	within the charge to United Kingdom corporation tax as respects that payment and that is a Bank in respect of an advance made by a person that was a bank (as defined for the purpose of section 349 of the Taxes Act in section 840A of the Taxes Act) at the time that advance was made; or

(ii)	entitled to that payment under a double taxation agreement in force on the date (subject to the completion of any necessary procedural formalities) without a Tax Deduction (a "Treaty Bank").

"Tax Credit" means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction" means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment" means an increased payment made by an Obligor to a Finance Party under Clause 13.2 (Tax gross-up).

(b)	In this Clause 13 a reference to "determines" or "determined" means a determination made in good faith in the absolute discretion of the person making the determination.

13.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company or a Finance Party shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. If the Agent receives such notification from a Bank it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor in one of the circumstances set out in paragraph (d) below the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

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(d)	The circumstances referred to in paragraph (c) above are where a person entitled to the payment:

(i)	is the Agent (on its own behalf); or

(ii)	is a Qualifying Bank, unless that Qualifying Bank is a Treaty Bank and the Obligor making the payment is able to demonstrate the Tax Deduction is required to be made as a result of the failure of that Qualifying Bank to comply with paragraph (g) below; or

(iii)	is not or has ceased to be a Qualifying Bank to the extent that this altered status results from any change after the date of this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or published concession of any relevant taxing authority.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Bank and each Obligor which makes a payment to which that Treaty Bank is entitled shall without undue delay co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

13.3	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been made by the Obligor.

13.4	Stamp taxes

The Company shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document.

13.5	Value added tax

(a)	All consideration payable under a Finance Document by an Obligor to a Finance Party shall be deemed to be exclusive of any VAT. If VAT is chargeable, the Obligor shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT.

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(b)	Where a Finance Document requires an Obligor to reimburse a Finance Party for any costs or expenses, that Obligor shall also at the same time pay and indemnify that Finance Party against all VAT incurred by that Finance Party in respect of the costs or expenses save to the extent that that Finance Party is entitled to repayment or credit in respect of the VAT.

13.6	Tax Indemnity

Without prejudice to Clause 13.2 (Tax Gross-up), if by reason of any change in law or in its interpretation or administration any Finance Party is required to make any payment of or on account of tax on or in relation to any sum received or receivable under the Finance Documents (including any sum deemed for purposes of tax to be received or receivable by such Finance Party whether or not actually received or receivable) or if any liability in respect of such payment is asserted, imposed, levied or assessed against any Finance Party, the relevant Borrower shall, upon demand of the Agent, promptly indemnify the Finance Party which suffers a loss or liability as a result against such payment or liability, together with any interest, penalties, costs and expenses payable or incurred in connection therewith, provided that this Clause 13.6 shall not apply to:

(a)	any tax imposed on and calculated by reference to the net income actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which such Finance Party is incorporated; or

(b)	any tax imposed on and calculated by reference to the net income of the Facility Office of such Finance Party actually received or receivable by such Finance Party (but, for the avoidance of doubt, not including any sum deemed for purposes of tax to be received or receivable by such Finance Party but not actually receivable) by the jurisdiction in which its Facility Office is located.

14	INCREASED COSTS

14.1	Increased costs

(a)	Subject to Clause 14.3 (Exceptions) the Company shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation or application of) any law or regulation or (ii) compliance with any law or regulation made in each case after the date of this Agreement.

(b)	In this Agreement "Increased Costs" means:

(i)	a reduction in the rate of return from the Facility or on a Finance Party's (or its Affiliate's) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

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14.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 14.1 (Increased costs) shall within 6 Months of becoming aware of the same notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

14.3	Exceptions

Clause 14.1 (Increased costs) does not apply to the extent any Increased Cost is:

(a)	attributable to a Tax Deduction required by law to be made by an Obligor;

(b)	attributable to Tax on overall net income of any Finance Party in the jurisdiction in which it is incorporated or in which its Facility Office is located;

(c)	compensated for by any other provision hereof;

(d)	attributable to the breach by the relevant Finance Party or its Affiliates of any law or regulation;

(e)	not notified to the Agent in accordance with Clause 14.2(a) above.

15	OTHER INDEMNITIES

15.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a "Sum"), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the "First Currency") in which that Sum is payable into another currency (the "Second Currency") for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within three Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

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15.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within three Business Days of demand, indemnify each Bank against any cost, loss or liability incurred by that Bank as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 28 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by the Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Bank alone); or

(d)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrower.

15.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost, loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	entering into or performing any foreign exchange contract for the purposes of Clause 6 (Optional Currencies); or

(c)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

16	MITIGATION BY THE BANKS

16.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or cancelled pursuant to, any of Clause 8.1 (Illegality), Clause 13 (Tax gross-up), Clause 14 (Increased costs) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

16.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 16.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 16.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

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17	COSTS AND EXPENSES

17.1	Transaction expenses

The Company shall within fourteen days of demand pay the Agent and the Arrangers the amount of all out-of-pocket costs and expenses (including legal fees) reasonably and properly incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

17.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 29.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably and properly incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

17.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

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SECTION 7

GUARANTEE

18	GUARANTEE AND INDEMNITY

18.1	Guarantee and indemnity

Each Guarantor as primary obligor and not merely as surety irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by the Borrower of all the Borrower's obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever the Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

18.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part or in any increase of Commitments and this guarantee constitutes a guarantee of payment and not of collection.

18.3	Reinstatement

If any payment by an Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

18.4	Waiver of defences

The obligations of each Guarantor under this Clause 18 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 18 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

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(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, restatement (however fundamental) or replacement of a Finance Document or any other document or security including any increase in, extension of or change to any facility made available under that Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

18.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 18. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

18.6	Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor's liability under this Clause 18.

18.7	Deferral of Guarantor's rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor's obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

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18.8	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

18.9	Guarantee Limitations

This Guarantee does not apply to any liability to the extent that it would result in this Guarantee constituting unlawful financial assistance within the meaning of Section 151 of the Companies Act 1985 or any equivalent and applicable provisions under the laws of the jurisdiction of incorporation of the relevant Guarantor and, with respect to any Additional Guarantor, is subject to any limitations set out in the Accession Letter applicable to such Additional Guarantor.

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SECTION 8

REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

19	REPRESENTATIONS

The Company makes the representations and warranties set out in this Clause 19 to each Finance Party on the date of this Agreement and on the Completion Date.

19.1	Status

(a)	It is a corporation, limited liability company, or partnership duly incorporated or otherwise formed and validly existing under the law of its jurisdiction of incorporation or organisation.

(b)	It and each of its Material Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

19.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 25 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

19.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	the constitutional documents of any member of the Group; or

(c)	any agreement or instrument binding upon it or any member of the Group or any of its or any member of the Group's assets in a material respect.

19.4	Power and authority

It has the power to enter into, perform and deliver the Finance Documents, and all acts, conditions and things required to be done, fulfilled and performed in order:

(a)	to enable it lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by it in the Finance Documents are legal, valid and binding; and

(c)	to make the Finance Documents admissible in evidence in its jurisdiction of incorporation;

have been done, fulfilled and performed.

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19.5	No default

(a)	No Event of Default is continuing or could reasonably be expected to result from the making of any Utilisation.

(b)	No other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it or any of its Subsidiaries or to which its (or any Subsidiary's) assets are subject which could reasonably be expected to have a Material Adverse Effect.

19.6	Disclosure

As at the date of this Agreement, it is not aware of any material facts or circumstances that have not been disclosed to the Agent and the Banks and which, if disclosed, could reasonably be expected adversely to affect the decision of a person considering whether or not to provide finance to the Borrower.

19.7	Financial statements

(a)	The Company's Original Financial Statements were prepared in accordance with GAAP consistently applied unless expressly disclosed to the contrary.

(b)	The Company's Original Financial Statements give a true and fair view of the results of the Company's operations and those of the Group for that year and the state of its affairs and those of the Group at the date unless expressly disclosed to the contrary.

(c)	There has been no change in the business or financial condition of the Group since publication of the Original Finance Statements which could reasonably be expected to have a Material Adverse Effect.

19.8	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

19.9	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency have been started or (to the best of its knowledge and belief) threatened against the Company or any of its Subsidiaries which are reasonably likely to have a Material Adverse Effect.

19.10	No Security Interests

No Security exists over all or any of the present or future revenues or assets of any member of the Group other than as permitted under this Agreement.

19.11	Compliance with ERISA; Non-U.S. Plans.

(a)	The Obligors and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither of the Obligors nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by either Obligor or any ERISA Affiliate, or in the imposition of any Security on any of the rights, properties or assets of either Obligor or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Security as would not be individually or in the aggregate Material.

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(b)	The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by an amount that is Material. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company's most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that is Materially greater than the amount disclosed in the latest annual, audited financial statements delivered to the Banks. The term "benefit liabilities" has the meaning specified in section 4001 of ERISA and the terms "current value" and "present value" have the meaning specified in section 3 of ERISA.

(c)	The Obligors and each ERISA Affiliate have not incurred (i) withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material or (ii) any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan.

(d)	The expected postretirement benefit obligation (determined as of the last day of the Company's most recently ended financial year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e)	The execution and delivery of this Agreement and the utilisation of the Facility will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code.

(f)	All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Obligors and any Subsidiary have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

19.12	Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation.

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19.13	Margin Stock

(a)	No US Guarantor is engaged principally, or as one of its important activities, in the business of owning or extending credit for the purpose of purchasing or carrying any Margin Stock.

(b)	The proceeds of the Loans will not be used, directly or indirectly, in whole or in part, for "purchasing" or "carrying" Margin Stock or for any purpose which might (whether immediately, incidentally or ultimately) cause all or any part of the Loans to be a "purpose credit" within the meaning of Regulation U or Regulation X.

(c)	Neither the Obligors nor any agent acting on their behalf has taken or will take any action which might cause any Finance Document or any document delivered under or in connection with any Finance Document to violate any regulation of the Board (including Regulation D, T, U or X) or violate the United States Securities Exchange Act of 1934 or any applicable United States federal or state securities law.

19.14	United States Regulation

(a)	None of the Obligors nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

(b)	No part of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Obligors.

19.15	Anti-terrorism laws and anti-money laundering laws

(a)	None of the Obligors or, to the knowledge of any Obligor after due inquiry, any person who owns or controls such Obligor, any of its Affiliates, or any of its directors, managers or officers, (i) is designated a Designated Person or a person with whom any Original Bank is prohibited from dealing by any Anti-Terrorism Law; (ii) engages in transactions that relate to property blocked pursuant to the Executive Orders, evade or violate, are intended to evade or violate or attempt to evade or violate, any Anti-Terrorism Law, or (iii) is or has been under investigation by any governmental authority for, charged with, convicted of or assessed penalties in respect of, or had any funds seized or forfeited in, any action in respect of the foregoing.

(b)	Each Obligor has taken, and agrees that it shall continue to take, reasonable measures (including, without limitation, the adoption of adequate policies, procedures and internal controls) appropriate to the circumstances (in any event as required by applicable requirements of law), to ensure that such Obligor and its Subsidiaries is and shall be in compliance with all current and future Anti-Terrorism Laws.

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19.16	Repetition

(a)	The Repeating Representations are deemed to be made by:

(i)	the Company and each relevant Obligor by reference to the facts and circumstances then existing on the date of each Utilisation Request and the first day of each Interest Period;

(ii)	in the case of an Additional Guarantor, by such Additional Guarantor and the Company by reference to the facts and circumstances then existing on the day on which the company becomes (or it is proposed that the company becomes) an Additional Guarantor.

(b)	The representation and warranty in Clause 19.7(b) (Financial Statements) shall be deemed repeated on each date of delivery of accounts to the Agent pursuant to Clause 20.1(a) (Financial Statements) by reference to the accounts so delivered.

20	INFORMATION UNDERTAKINGS

The undertakings in this Clause 20 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

20.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Banks:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years its audited consolidated financial statements for that financial year; and

(b)	as soon as the same become available, but in any event within 90 days after the end of each half of each of its financial years its consolidated financial statements for that financial half year.

20.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a) or (b) of Clause 20.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 21 (Financial covenants) and listing all Material Subsidiaries as at the date as at which those financial statements were drawn up.

(b)	Each Compliance Certificate shall be signed by one director of the Company.

20.3	Requirements as to financial statements

(a)	Each set of financial statements delivered by the Company pursuant to Clause 20.1 (Financial statements) shall be certified by a director of the Company as fairly representing its financial condition as at the date as at which those financial statements were drawn up.

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(b)	The Company shall procure that each set of financial statements of the Company delivered pursuant to Clause 20.1 (Financial statements) is prepared using accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a change in GAAP, the accounting practices or reference periods and its auditors deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the IFRS, accounting practices and reference periods upon which the Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Banks to determine whether Clause 21 (Financial Covenant) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

(c)	If the Company notifies the Agent of a change in accordance with paragraph (b) of Clause 20.3 (Requirements as to financial statements) the Company and the Agent shall enter into negotiations in good faith with a view to agreeing any amendments to this Agreement which are necessary as a result of the change. To the extent practicable these amendments will be such as to ensure that the change does not result in any material alteration to the commercial effect of the obligations under this Agreement. If any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

20.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Banks, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

20.5	Notification of default

Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

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20.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Banks (the "Website Banks") who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the "Designated Website") if:

(i)	the Agent expressly agrees (after consultation with each of the Banks) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Bank (a "Paper Form Bank") does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Bank) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Bank with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Bank is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Bank may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

20.7	"Know your customer" checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

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(ii)	any change in the status of an Obligor after the date of this Agreement; or

(iii)	a proposed assignment or transfer by a Bank of any of its rights and obligations under this Agreement to a party that is not a Bank prior to such assignment or transfer,

obliges the Agent or any Bank (or, in the case of paragraph (iii) above, any prospective new Bank) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Bank) in order for the Agent, such Bank or, in the case of the event described in paragraph (iii) above, any prospective new Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Bank shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than 10 Business Days' prior written notice to the Agent, notify the Agent (which shall promptly notify the Banks) of its intention to request that one of the Subsidiaries becomes an Additional Guarantor pursuant to Clause 25 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Guarantor obliges the Agent or any Bank to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Bank supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Bank) or any Bank (for itself or on behalf of any prospective new Bank) in order for the Agent or such Bank or any prospective new Bank to carry out and be satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Guarantor.

21	FINANCIAL COVENANT

21.1	Financial Condition

The Company shall at all times ensure that the consolidated financial condition of the Group as evidenced by the Company's then most recent consolidated financial statements delivered pursuant to Clause 20.1(a) and (b) above shall be such that Total Consolidated Net Borrowings as at the last day of any financial year or half-year shall not exceed three and a half times the amount of EBITDA for the rolling twelve month period ending on such day.

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21.2	Financial Definitions

The expressions used in this Clause 21 (Financial Covenant) shall except where otherwise expressly defined be construed in accordance with GAAP (which for the avoidance of doubt is IFRS) (as used in the Company's most recent audited consolidated financial statements) but so that:

"Consolidated Cash" means the value of freely transferable cash at banks, building societies or similar financial institutions standing to the credit of any member of the Group including Construction Loan Receivables but excluding (i) cash deposited for a fixed term exceeding twelve months, (ii) cash which is subject to any Security of the nature described in Clause 22.5(c), (e) or (f), or Clause 22.5(a) (to the extent such Security is of the nature described in Clause 22.5(c), (e) or (f)) and (iii) cash which is subject to any other Security apart from any Security to secure Financial Indebtedness of a member of the Group (and, for these purposes, cash shall not cease to be freely transferable by reason that it is deposited for a fixed term of up to twelve months).

"EBIT" means, in relation to any period, the total consolidated operating profit of the Group (or other person, as the context requires) for the period, before taking into account:

(a)	interest, commissions, discounts and other fees incurred or received or receivable by any member of the Group in respect of Financial Indebtedness or other finance charges deducted in calculating total consolidated operating profit;

(b)	tax;

(c)	any share of profit of any associated company or undertaking, except for dividends received in cash by any member of the Group; and

(d)	all extraordinary and exceptional items as defined in paragraphs 19-22 of FRS3.

"EBITA" means, in relation to any period, EBIT for such period after adding back all amounts provided for amortisation and write downs of intangible fixed assets.

"EBITDA" means, in relation to any period, EBITA for such period after adding back all amounts provided for depreciation and impairment of intangible fixed assets in such period and provided that EBITDA shall be determined on a pro forma basis so as to give effect from the first day of the relevant period to any person that became a Subsidiary or merged into or consolidated with the Company or any member of the Group during the relevant period and as to exclude from the first day of the relevant period any former Subsidiary that ceased to be a Subsidiary during such period.

"Total Consolidated Net Borrowings" means at any time the aggregate amount of the Financial Indebtedness of the Group at such time determined on a consolidated basis (excluding any Financial Indebtedness of the type described in paragraph (g) and (h) of the definition thereof) less (i) Consolidated Cash at such time and (ii) the Marketable Securities of the Group at such time.

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22	GENERAL UNDERTAKINGS

The undertakings in this Clause 22 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

22.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

22.2	Compliance with laws

Each Obligor shall comply in all respects with all laws to which it may be subject, if failure so to comply would in aggregate have a Material Adverse Effect.

22.3	Insurance

The Company shall procure that each member of the Group maintains insurances on and in relation to its business and assets with such underwriters or insurance companies, and against such risks and to such extent, as in each case it reasonably considers to be appropriate to such business and assets.

22.4	Claims Pari Passu

The Obligors shall ensure that at all times the claims of the Banks against the Obligors under any of the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation or other similar laws of general application.

22.5	Negative Pledge

No Obligor shall and the Company shall at all times ensure that no member of the Group will, without the prior written consent of the Majority Banks create or permit to subsist any Security over all or any of its present or future revenues or assets other than:

(a)	any Security existing on the date of this Agreement which secures only indebtedness secured thereby at the date hereof or any replacement or substitute of such Security where the principal amount secured thereby does not exceed the principal amount secured by the Security which it substitutes or replaces;

(b)	any lien arising solely by operation of law securing obligations incurred in good faith in the ordinary course of business;

(c)	any Security upon a specific asset or specific assets where such Security is given solely for the purpose of financing the cost of the acquisition of such specific asset or specific assets or any replacement or substitution of such Security and where the principal amount secured by each such Security does not exceed the cost of such acquisition;

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(d)	any rights by way of reservation or retention of title which are required by the supplier of any property in the normal course of such supplier's business;

(e)	any Security over any asset of any member of the Group acquired by such member of the Group subject to such Security and which secures only indebtedness secured thereby at the date of such acquisition;

(f)	any Security created by any member of the Group prior to its becoming a member of the Group and securing only indebtedness incurred by such member of the Group prior to its becoming a member of the Group and not incurred in contemplation of its so becoming a member of the Group and which secures only indebtedness secured thereby at the date on which such member becomes a member of the Group;

(g)	any Security on property or assets of any Subsidiary securing indebtedness owing to the Company; and

(h)	Security in addition to that described in (a) to (g) above provided that following the granting of, and giving effect to, such Security, the Obligors shall be in compliance with Clause 22.8 (Priority Indebtedness).

22.6	Disposals

The Company will not, and will not permit any member of the Group to, sell, lease (as lessor) or otherwise dispose of any of their respective properties or assets, including the shares or other equity in any Subsidiary (collectively, a "Disposal"), except for:

(a)	Disposals in the ordinary course of business and Disposals of obsolete assets no longer used in the business of the Company or any member of the Group;

(b)	Disposals by a Subsidiary to any other member of the Group for the time being;

(c)	Disposals in exchange for other property or assets reasonably equivalent as to type and value;

(d)	Disposals of assets in any transaction which, under GAAP, would result in the assets so disposed of, and the liabilities incurred in connection therewith, being reflected in the consolidated accounts of the Company;

(e)	Disposals of ownership interests in any member of the Group in exchange for interests with reasonably equivalent value in another person;

(f)	Disposals to the extent that the Net Proceeds (the "Disposal Proceeds") are applied within 365 days from the date of such Disposal to either (i) the purchase of assets to be used in the business of the Company or any member of the Group of at least equivalent value to the assets that were the subject of the Disposal or (ii) the prepayment of Financial Indebtedness of an Obligor or any member of the Group which is not subordinated in right of payment to the Loans (other than Financial Indebtedness owing to an Obligor or any member of the Group (all such indebtedness, "Payment Indebtedness")); providedthat, in connection with any such prepayment of Payment Indebtedness, the Company shall, offer to repay the outstanding Loans pro rata with all other such Payment Indebtedness then being prepaid, such pro rata portion of the Loans to

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be repaid to be calculated by multiplying (x) the Disposal Proceeds by (y) a fraction, the numerator of which is the aggregate principal amount of Loans then outstanding and the denominator of which is the aggregate principal amount of Payment Indebtedness then outstanding (including the Loans) that will receive any portion of such prepayment (calculated prior to such repayment) and provided that at the time of prepayment of any Loans under this paragraph (f) the Available Facility shall, unless the Majority Banks agree otherwise, be cancelled in an amount equal to the amount of the Loans which are prepaid; and

(g)	Disposals not otherwise permitted pursuant to any of paragraphs (a) to (f) above, providedthat each such Disposal is for the fair market value and at the time of each such Disposal and after giving effect thereto (i) the aggregate book value of the properties and assets subject to all such Disposals pursuant to this paragraph (g) during any financial year of the Company does not exceed 15% of Consolidated Total Assets as of the last day of the financial year of the Company most recently ended and (ii) no Default or Event of Default shall have occurred and be continuing.

22.7	Employee Benefit Matters

The Obligors shall promptly notify the Agent upon becoming aware of any of the following, providing a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(a)	with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(b)	the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by either Obligor or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(c)	any event, transaction or condition that could result in the incurrence of any liability by any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Security on any of the rights, properties or assets of any Obligor or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Security, taken together with any other such liabilities or Security then existing, could reasonably be expected to have a Material Adverse Effect; or

(d)	receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans.

22.8	Priority Indebtedness

The Company will not permit at any time Priority Indebtedness to exceed 15% of Consolidated Total Assets.

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22.9	Environmental

The Company shall procure that each member of the Group complies with all applicable Environmental Laws, and with the terms of all Environmental Approvals necessary for the ownership and operation of its businesses from time to time, in each case where failure could reasonably be expected to have a Material Adverse Effect.

22.10	Margin Stock

No Obligor may use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

22.11	United States Regulations

Each Obligor shall ensure that neither it, nor any other member of the Group will, by act or omission, become subject to any of the categories, laws or regulations described in Clause 19.14 (United States Regulation).

22.12	Anti-Terrorism Laws and Anti-Money Laundering Laws

(a)	Each Obligor shall immediately notify the Agent if such Obligor obtains knowledge that any of the representations contained in Clause 19.15 (Anti-terrorism laws and anti-money laundering laws) is incorrect as of any date.

(b)	Each Obligor shall not, and it will procure that none of its Affiliates shall, knowingly

(i)	conduct any business with or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any Designated Person; or

(ii)	deal in, or otherwise engage in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law, in either case in contravention of any Anti-Terrorism Law.

(c)	No Designated Person shall have a controlling interest of any nature whatsoever in any Obligor with the result that an investment in any Obligor (whether direct or indirect) or the Commitment would be in violation of any Anti-Terrorism Law.

(d)	At all times throughout the term of the Facility, to the knowledge of each Obligor, based upon reasonable inquiry by such Obligor, none of the funds that are used to repay Loans shall be derived from any unlawful activity, with the result that

(i)	such repayment or any transaction contemplated by the Finance Documents (whether directly or indirectly) is prohibited by law; or

(ii)	the Commitment or Loans would be in violation of law.

(e)	Each Obligor shall not, and shall not permit any Subsidiary to,

(i)	violate any Anti-Terrorism Law;

(ii)	require any Bank to take any action that would cause it to violate any Anti-Terrorism Law, it being understood that each Bank can refuse to honour any such request otherwise validly made by any Obligor under this Agreement;

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(iii)	conduct any transaction for the benefit of any Designated Person;

(iv)	engage in any transaction relating to any property blocked pursuant to any Anti-Terrorism Law;

(v)	repay the Loans with any funds derived from any unlawful activity with the result that the making of the Loans would be in violation of law; or

(vi)	engage in or conspire to engage in any transaction that evades or violates, or is intended to evade or violate, or attempts to evade or violate any Anti-Terrorism Law.

(f)	Each Obligor shall deliver to the Agent any certificates or other evidence requested from time to time by any Bank in its reasonable discretion, to confirm such Obligor's compliance with this Clause 22.12 (Anti-Terrorism Laws and Anti-Money Laundering Laws) to the extent the same is requested so as to enable such Bank to comply with an applicable law or regulation or request made of it by a regulatory body or an advisor which such Bank is customarily in the habit of complying with in respect of such matters.

23	EVENTS OF DEFAULT

Each of the events or circumstances set out in Clause 23 is an Event of Default.

23.1	Non-payment

An Obligor fails to pay any sum due from it under any of the Finance Documents at the time (or within 5 Business Days of the due date, unless such failure to pay is due to the Obligor's inability or unwillingness to pay), in the currency and in the manner specified therein.

23.2	Misrepresentation

Any representation or warranty made or deemed to be made by an Obligor in this Agreement or in any written notice or other document, certificate or written statement delivered by it pursuant hereto or in connection herewith is or proves to have been incorrect, untrue or misleading when made or deemed to be made in any material respect.

23.3	Financial Covenant

At any time the consolidated financial condition of the Group fails to satisfy the requirements of Clause 21 (Financial Covenant).

23.4	Specific Covenants

An Obligor fails duly to perform or comply in any material respect with any of the obligations expressed to be assumed by it in Clauses 20 (Information Undertakings) or Clause 22 (General Undertakings) in respect of the obligations expressed to be assumed by it in Clause 22.6 (Disposals) and such failure (if capable of remedy) is not remedied within 21 days after the date on which notice thereof is given to the Company by the Agent.

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23.5	Other Obligations

An Obligor fails duly to perform or comply with any other material obligation expressed to be assumed by it in any of the Finance Documents and such failure (if capable of remedy) is not remedied within 30 days after the Agent has given notice thereof to the Obligor.

23.6	Cross Default

(a)	Any Financial Indebtedness of any Obligor or any Material Subsidiary (other than under any overdraft or on-demand facility) is not paid when due or within any applicable grace period, or becomes due and payable prior to its specified maturity by reason of a default, howsoever described, and the amount of such Financial Indebtedness is in each case in an aggregate principal amount in excess of €15,000,000 (or its equivalent in other currencies) unless such Financial Indebtedness constitutes amounts due to trade creditors under supply contracts made in the ordinary course of business which are unpaid and payment thereof is being disputed in good faith by the relevant Obligor or that Material Subsidiary.

(b)	Any demand is made under any overdraft or on-demand facility of a member of the Group in an aggregate principal amount exceeding €15,000,000 which is not paid within five Business Days.

23.7	Insolvency and Rescheduling

(a)	Either an Obligor or any Material Subsidiary is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of or a composition with its creditors in each case by reason of financial difficulties.

(b)	Without prejudice to paragraph (a) above, any of the following occurs in respect of any US Guarantor:

(i)	it makes a general assignment for the benefit of creditors;

(ii)	it commences a voluntary case or proceeding under any US Bankruptcy Law;

(iii)	an involuntary proceeding under any US Bankruptcy Law is commenced against it and is not challenged by appropriate means within thirty (30) days and is not dismissed or stayed within sixty (60) days after commencement of such case; or

(iv)	a custodian, conservator, receiver, liquidator, assignee, trustee, sequestrator or other similar official is appointed under any US Bankruptcy Law for, or takes charge of, all or a substantial part of the property of such US Guarantor or such appointment is requested by any Obligor.

23.8	Winding-Up

Either an Obligor or any Material Subsidiary takes any corporate action or a resolution or order is passed or made for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer having similar powers in any jurisdiction of it or of any or all of its revenues and assets the aggregate value of which exceeds £1,000,000 (other than for the purposes of and followed by a reconstruction previously approved in writing by the Majority Banks, unless during or following such reconstruction of any Obligor or any Material Subsidiary becomes or is declared to be insolvent).

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23.9	Execution or Distress

Any execution or distress or attachment or legal process is levied against, enforced upon or sued out against, or an encumbrancer takes possession of, the whole or any substantial part of the assets of either of an Obligor or any Material Subsidiary and remains undischarged for sixty days.

23.10	Failure to comply with Final Judgement

A final judgment or judgments for the payment of money aggregating in excess of €15,000,000 (or its equivalent in the relevant currency of payment) are rendered against one or more of the Obligors and their Material Subsidiaries and such judgments are not, within 60 days after entry thereof, complied with or stayed pending appeal, or are not complied with within 60 days after the expiration of such stay.

23.11	The Group's Business

The principal trading activities of the Group cease to relate to the distribution of building materials (including without limitation, plumbing and bathroom materials, central heating equipment, pipes, valves, fittings and lumber).

23.12	Repudiation

An Obligor repudiates any of the Finance Documents or does or causes to be done any act or thing evidencing an intention to repudiate any of the Finance Documents.

23.13	Illegality

At any time it is or becomes unlawful for a Guarantor to perform or comply with any or all of its material obligations under any of the Finance Documents or any of the obligations of a Guarantor under any of the Finance Documents is not or ceases to be legal, valid and binding (in each case, subject only to customary reservations as to legal matters) unless, in each case the Banks are satisfied that:

(a)	those obligations have been promptly assumed by another Guarantor and continue to be in all respects valid, binding and enforceable; and

(b)	the guarantee of each Guarantor under this Agreement is in all respects valid, binding and enforceable to the obligations which have been assumed by the new Guarantor.

23.14	ERISA

If:

(a)	any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code;

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(b)	a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Obligor or any ERISA Affiliate that a Plan may become a subject of any such proceedings;

(c)	the sum of (x) the aggregate "amount of unfunded benefit liabilities" (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, plus (y) the amount (if any) by which the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, shall exceed €15,000,000;

(d)	any Obligor or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans;

(e)	any Obligor or any ERISA Affiliate withdraws from any Multiemployer Plan;

(f)	any Obligor or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder;

(g)	any Obligor or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up; or

(h)	any Obligor or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans, and any such event or events described in clauses (a) through (h) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. The terms "employee benefit plan" and "employee welfare benefit plan" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

23.15	Material Adverse Change

Any change occurs in the business or financial condition of the Group taken as a whole which could reasonably be expected to have a Material Adverse Effect.

23.16	Acceleration

(a)	On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Banks, by notice to the Company:

(i)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(ii)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

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(iii)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Banks.

(b)	If an Event of Default occurs under paragraph (b) of Clause 23.7 (Insolvency and Rescheduling) in relation to any US Guarantor, each amount expressed by Clause 18 (Guarantee and Indemnity) to be payable by that US Guarantor on demand shall, after that Event of Default has occurred, be immediately due and payable by that US Guarantor without the need for any demand or other claim on that US Guarantor or any other Obligor.

23.17	Clean-Up Period

Notwithstanding any other provision of any Finance Document:

(a)	any breach of a representation or warranty under Clause 19 (Representations) or an undertaking under Clause 20 (Information Undertakings) or Clause 22 (General Undertakings); or

(b)	any Event of Default (other than an Event of Default under Clause 23.3 (Financial Covenant)),

will be deemed not to be a breach of representation or warranty, a breach of covenant or an Event of Default (as the case may be) if:

(i)	it would have been (if it were not for this provision) a breach of representation or warranty, a breach of covenant or an Event of Default only by reason of circumstances relating exclusively to any member of the Target Group (or any obligation to procure or ensure in relation to a member of the Target Group);

(ii)	it is capable of remedy and reasonable steps are being taken to remedy it;

(iii)	the circumstances giving rise to it have not been procured by or approved by the Company; and

(iv)	it is not reasonably likely to have a Material Adverse Effect.

If the relevant circumstances are continuing on or after the Clean-Up Date, there shall be a breach of representation or warranty, breach of covenant or Event of Default, as the case may be notwithstanding the above (and without prejudice to the rights and remedies of the Finance Parties).

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SECTION 9

CHANGES TO PARTIES

24	CHANGES TO THE BANKS

24.1	Assignments and transfers by the Banks

(a)	Subject to this Clause 24, a Bank (the "Existing Bank") may:

(i)	assign any of its rights; or

(ii)	transfer by novation any of its rights and obligations,

to another bank or financial institution (the "New Bank").

(b)	Nothing in this Clause 24 or otherwise in this Agreement shall be construed so as to prohibit a Bank from assigning without notice or costs, all or any portion of its rights and benefits hereunder to a United States Federal Reserve Bank as security for borrowing therefrom provided that no such assignment shall release the Bank from any of its obligations hereunder.

24.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by an Existing Bank, unless the assignment or transfer is to another Bank or an Affiliate of a Bank or, if at the time of such assignment or transfer there is a continuing Event of Default.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed and shall be deemed given if not given or refused within ten Business Days of receipt of a written request from the Agent.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Bank (in form and substance satisfactory to the Agent) that the New Bank will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Bank; and

(ii)	performance by the Agent of all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to such assignment to a New Bank, the completion of which the Agent shall promptly notify to the Existing Bank and the New Bank.

(e)	A transfer will only be effective if the procedure set out in Clause 24.5 (Procedure for transfer) is complied with.

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(f)	If:

(i)	a Bank assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Bank or Bank acting through its new Facility Office under Clause 13 (Tax gross-up) or Clause 14 (Increased Costs), then the New Bank or Bank acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Bank or Bank acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

24.3	Assignment or transfer fee

The New Bank shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of €1,500.

24.4	Limitation of responsibility of Existing Banks

(a)	Unless expressly agreed to the contrary, an Existing Bank makes no representation or warranty and assumes no responsibility to a New Bank for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Bank confirms to the Existing Bank and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Bank in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Bank to:

(i)	accept a re-transfer from a New Bank of any of the rights and obligations assigned or transferred under this Clause 24; or

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(ii)	support any losses directly or indirectly incurred by the New Bank by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

24.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 24.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Bank and the New Bank. The Agent shall, subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Bank and the New Bank once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to such New Bank.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Bank seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Bank shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the "Discharged Rights and Obligations");

(ii)	each of the Obligors and the New Bank shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Bank have assumed and/or acquired the same in place of that Obligor and the Existing Bank;

(iii)	the Agent, the Arrangers, the New Bank and other Banks shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Bank been an Original Bank with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arrangers and the Existing Bank shall each be released from further obligations to each other under this Agreement; and

(iv)	the New Bank shall become a Party as a "Bank".

24.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

24.7	Disclosure of information

Any Bank may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Bank assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

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(b)	with (or through) whom that Bank enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Bank shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a confidentiality undertaking in the form most recently published by the LMA.

25	CHANGES TO THE OBLIGORS

25.1	Assignments and transfer by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

25.2	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 20.7 (Know your Customer Checks), the Company may request that any of its Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Guarantor) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent;

(iii)	the Repeating Representations, when made by the proposed Additional Guarantor, are true in all materials respects and:

(A)	the Repeating Representations shall for the purpose of this Clause 25.2 only, include Clause 19.12 (Governing law and enforcement); and

(B)	in the case of a proposed Additional Guarantor which would become a US Guarantor, the Repeating Representations shall, for the purpose of this Clause 25.2 only, also include Clause 19.11 (Compliance with ERISA; Non-U.S. Plans), Clause 19.13 (Margin Stock), Clause 19.14 (United States Regulation) and Clause 19.15 (Anti-terrorism laws and anti-money laundering laws).

(b)	The Company shall ensure that each Subsidiary which becomes a "Subsidiary Guarantor" under the USPP becomes an Additional Guarantor at the same time in accordance with paragraphs (a)(i) and (a)(ii) above.

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(c)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions Precedent required to be delivered by an Additional Guarantor).

25.3	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in relation to it as at the date of delivery as if made by reference to that Subsidiary to the facts and circumstances then existing.

25.4	Resignation of a Guarantor

(a)	The Company may request that a Guarantor ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Banks of its acceptance if no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case).

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SECTION 10

THE FINANCE PARTIES

26	ROLE OF THE AGENT AND THE ARRANGERS

26.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

26.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the Banks.

(d)	The Agent shall promptly notify the Banks of any default arising under Clause 23.1 (Non-payment),

(e)	The Agent's duties under the Finance Documents are solely mechanical and administrative in nature.

26.3	Role of the Arrangers

Except as specifically provided in the Finance Documents, an Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

26.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or an Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor an Arranger shall be bound to account to any Bank for any sum or the profit element of any sum received by it for its own account.

26.5	Business with the Group

The Agent and the Arrangers may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

26.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

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(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Banks) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 23.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Banks has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor an Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

26.7	Majority Banks' instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Banks (or, if so instructed by the Majority Banks, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Banks.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Banks will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Banks (or, if appropriate, the Banks) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Banks, (or, if appropriate, the Banks) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Banks.

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(e)	The Agent is not authorised to act on behalf of a Bank (without first obtaining that Bank's consent) in any legal or arbitration proceedings relating to any Finance Document.

26.8	Responsibility for documentation

Neither the Agent nor any Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, an Arranger, an Obligor or any other person given in or in connection with any Finance Document; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

26.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or an Arranger to carry out any "know your customer" or other checks in relation to any person on behalf of any Bank and each Bank confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arrangers.

26.10	Banks' indemnity to the Agent

Each Bank shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent's gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

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26.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Banks (after consultation with the Company) may appoint a successor Agent.

(c)	If the Majority Banks have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after consultation with the Company) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent's resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 26. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Banks may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

26.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

26.13	Relationship with the Banks

(a)	The Agent may treat each Bank as a Bank, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Bank to the contrary in accordance with the terms of this Agreement.

(b)	Each Bank shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

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26.14	Credit appraisal by the Banks

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Bank confirms to the Agent and the Arrangers that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Bank has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

26.15	Bank's tax status confirmation

Each Bank confirms in favour of the Agent on the date of this Agreement or, in the case of a Bank which becomes a Party pursuant to a transfer or assignment, on the date on which the relevant transfer or assignment becomes effective that either:

(a)	it is not resident for tax purposes in the United Kingdom and is beneficially entitled to its share of the Loan and associated interest; or

(b)	it is a bank as defined for the purposes of section 349 of the Taxes Act and is beneficially entitled to its share of the Loan and associated interest,

and each Bank shall promptly notify the Agent if there is any change in its position from that set out above.

26.16	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Bank, the Bank of which it is an Affiliate) ceases to be a Bank, the Agent shall (in consultation with the Company) appoint another Bank or an Affiliate of a Bank to replace that Reference Bank.

26.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

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26.18	Agent's Management Time

Any amount payable to the Agent under Clause 15.3 (Indemnity to the Agent), Clause 17 (Costs and expenses) and Clause 26.10 (Banks' indemnity to the Agent) shall include the cost of utilising the Agent's management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Banks, and is in addition to any fee paid or payable to the Agent under Clause 12 (Fees).

27	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

28	SHARING AMONG THE FINANCE PARTIES

28.1	Payments to Finance Parties

If a Finance Party (a "Recovering Finance Party") receives or recovers any amount from an Obligor other than in accordance with Clause 29 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 29 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the "Sharing Payment") equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 29.5 (Partial payments).

28.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 29.5 (Partial payments).

28.3	Recovering Finance Party's rights

(a)	On a distribution by the Agent under Clause 28.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

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(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

28.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 28.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party's rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Bank for the amount so reimbursed.

28.5	Exceptions

(a)	This Clause 28 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Bank any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

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SECTION 11

ADMINISTRATION

29	PAYMENT MECHANICS

29.1	Payments to the Agent

(a)	On each date on which an Obligor or a Bank is required to make a payment under a Finance Document, that Obligor or Bank shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London) with such bank as the Agent specifies.

29.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 29.3 (Distributions to an Obligor) and Clause 29.4 (Clawback) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Bank, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days' notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

29.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 30 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

29.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

29.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent or the Banks under the Finance Documents;

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(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Banks, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

29.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

29.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

29.8	Currency of account

(a)	Subject to paragraphs (b) to (e) below, the Base Currency is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	A repayment of a Loan or Unpaid Sum or a part of a Loan or Unpaid Sum shall be made in the currency in which that Loan or Unpaid Sum is denominated on its due date.

(c)	Each payment of interest shall be made in the currency in which the sum in respect of which the interest is payable was denominated when that interest accrued.

(d)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(e)	Any amount expressed to be payable in a currency other than the Base Currency shall be paid in that other currency.

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29.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.10	Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Disruption Event has occurred or the Agent is notified by the Company that a Disruption Event has occurred:

(a)	the Agent may, and shall if requested to do so by the Company, consult with the Company with a view to agreeing with the Company such changes to the operation or administration of the Facility as the Agent may deem necessary in the circumstances;

(b)	the Agent shall not be obliged to consult with the Company in relation to any changes mentioned in paragraph (a) if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)	the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)	any such changes agreed upon by the Agent and the Company shall (whether or not it is finally determined that a Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of Clause 35 (Amendments and Waivers);

(e)	the Agent shall not be liable for any damages, costs or losses whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this Clause 29.10; and

(f)	the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

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30	SET-OFF

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

31	NOTICES

31.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

31.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Bank or any other Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days' notice.

31.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address;

and, if a particular department or officer is specified as part of its address details provided under Clause 31.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent's signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

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(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

31.4	Notification of address and fax number

Promptly upon receipt of notification of an address or fax number or change of address or fax number pursuant to Clause 31.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

31.5	Electronic communication

(a)	Any communication to be made between the Agent and a Bank under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Bank:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Bank will be effective only when actually received in readable form and in the case of any electronic communication made by a Bank to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

31.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

32	CALCULATIONS AND CERTIFICATES

32.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

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32.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

32.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

33	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

34	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

35	AMENDMENTS AND WAIVERS

35.1	Required consents

(a)	Subject to Clause 35.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Banks and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

35.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of "Majority Banks" in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	any provision which expressly requires the consent of all the Banks; or

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(vi)	Clause 2.2 (Finance Parties' rights and obligations), Clause 24 (Changes to the Banks), Clause 28 (Sharing among the Finance Parties) or this Clause 35, shall not be made without the prior consent of all the Banks.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent or the Arrangers may not be effected without the consent of the Agent or the Arrangers.

36	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

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SECTION 12

GOVERNING LAW AND ENFORCEMENT

37	GOVERNING LAW

This Agreement is governed by English law.

38	ENFORCEMENT

38.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a "Dispute").

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

38.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints the Company as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Schedule 1

THE ORIGINAL BANKS

Original Banks	Commitment
Barclays Bank PLC	€ 300,000,000
BNP Paribas	€ 300,000,000
Lehman Commercial Paper Inc. – UK Branch	€ 150,000,000
Lloyds TSB Bank plc	€ 150,000,000
The Royal Bank of Scotland plc	€ 300,000,000
UBS AG, London Branch	€ 300,000,000

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Schedule 2

CONDITIONS PRECEDENT

Part I

Conditions Precedent to Initial Utilisation

1	The Company

(a)	A copy of the constitutional documents of the Company.

(b)	A copy of an extract of a minute of the board of directors of the Company:

(i)	approving the terms of, and the transactions contemplated by, this Agreement and any related documents to which it is a party and resolving that it execute this Agreement and any related documents to which it is a party;

(ii)	authorising a specified person or persons to execute this Agreement and any related documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with this Agreement and any related documents to which it is a party.

(c)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above.

(d)	A certificate of the Company (signed by an authorised signatory of the Company) confirming that borrowing the Total Commitments would not cause any borrowing or similar limit binding on the Company to be exceeded.

(e)	A certificate of an authorised signatory of the Company certifying that each copy document specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(f)	A certificate of an authorised signatory of the Company certifying that (i) all conditions precedent to the completion of the acquisition of the Target Group (other than the payment of the purchase price) have been satisfied; (ii) the acquisition documents have not been amended, varied, waived or terminated; (iii) the Company is not aware of any breach of any warranty or any claim under the acquisition documents, save in each case where this could not be reasonably expected to materially adversely effect the interests of the Banks.

2	Legal opinions

(a)	A legal opinion of Linklaters, legal advisers to the Arrangers and the Agent in England, substantially in the form distributed to the Banks prior to signing this Agreement.

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3	Other documents and evidence

(a)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(b)	The Original Financial Statements of the Company.

(c)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 12 (Fees) and Clause 17 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

(d)	The reconciliation statement dated 22 November 2005 in respect of the audited financial statements of the Group for the financial year ended 31 July 2005.

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Part II

Conditions precedent required to be delivered by an Additional Guarantor

1	An Accession Letter, duly executed by the Additional Guarantor and the Company and, in the case of each US Guarantor, its certificate or articles of incorporation, (as applicable) certified as of a recent date by the Secretary of the State of the state of jurisdiction of organisation and a copy of its by-laws, LLC Agreement or partnership agreement (as applicable).

2	A copy of the constitutional documents of the Additional Guarantor.

3	A copy of a resolution of the board of directors of the Additional Guarantor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices to be signed and/or despatched by it under or in connection with the Finance Documents.

4	A specimen of the signature of each person authorised by the resolution referred to in paragraph 3 above.

5	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

6	A certificate of the Additional Guarantor (signed by a director) confirming that guaranteeing the Total Commitments would not cause any guaranteeing or similar limit binding on it to be exceeded.

7	A certificate of an authorised signatory of the Additional Guarantor certifying that each copy document listed in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Letter.

8	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

9	If the Additional Guarantor is incorporated in England and Wales a legal opinion of Linklaters, legal advisers to the Arrangers and the Agent in England.

10	If the Additional Guarantor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Arrangers and the Agent in the jurisdiction in which the Additional Guarantor is incorporated.

11	If available, the latest audited financial statements of the Additional Guarantor.

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Schedule 3

UTILISATION REQUEST

From:      [Borrower]
To:          [Agent]
Dated:
Dear Sirs

Wolseley plc €1,500,000,000 Facility Agreement
dated [     ] 2006 (the "Facility Agreement")

1	We refer to the Facility Agreement. This is a Utilisation Request. Terms defined in the Facility Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Currency of Loan:	[ ]

Amount:	[ ] or, if less, the Available Facility

Interest Period:	[ ]

3	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4	The proceeds of this Loan should be credited to [account].

5	This Utilisation Request is irrevocable.

Yours faithfully

…………………………………
authorised signatory for
[name of Borrower]

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Schedule 4

Mandatory Cost Formulae

1	The Mandatory Cost is an addition to the interest rate to compensate Banks for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the "Additional Cost Rate") for each Bank, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Banks' Additional Cost Rates (weighted in proportion to the percentage participation of each Bank in the relevant Loan) and will be expressed as a percentage rate per annum.

3	The Additional Cost Rate for any Bank lending from a Facility Office in a Participating Member State will be the percentage notified by that Bank to the Agent. This percentage will be certified by that Bank in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Bank's participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4	The Additional Cost Rate for any Bank lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

4.1	in relation to a sterling Loan:

AB + C (B – D) + E × 0.01
100 – (A + C) per cent. per annum

4.2	in relation to a Loan in any currency other than sterling:

E × 0.01
300	per cent. per annum.

Where:
A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Bank is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B	is the percentage rate of interest (excluding the Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in paragraph (a) of Clause 9.3 (Default interest)) payable for the relevant Interest Period on the Loan.
C	is the percentage (if any) of Eligible Liabilities which that Bank is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D	is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.
E	is designed to compensate Banks for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

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5	For the purposes of this Schedule:

5.1	"Eligible Liabilities" and "Special Deposits" have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

5.2	"Fees Rules" means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

5.3	"Fee Tariffs" means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

5.4	"Tariff Base" has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8	Each Bank shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Bank shall supply the following information on or prior to the date on which it becomes a Bank:

8.1	the jurisdiction of its Facility Office; and

8.2	any other information that the Agent may reasonably require for such purpose.

Each Bank shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9	The percentages of each Bank for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Bank notifies the Agent to the contrary, each Bank's obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Bank and shall be entitled to assume that the information provided by any Bank or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

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11	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Banks on the basis of the Additional Cost Rate for each Bank based on the information provided by each Bank and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Bank shall, in the absence of manifest error, be conclusive and binding on all Parties.

13	The Agent may from time to time, after consultation with the Company and the Banks, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

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Schedule 5

FORM OF TRANSFER CERTIFICATE

To:	[ ] as Agent
From:	[The Existing Bank] (the "Existing Bank") and [The New Bank] (the "New Bank")
Dated:

Wolseley plc €1,500,000,000 Facility Agreement
dated [     ] 2006 (the "Facility Agreement")

1	We refer to the Facility Agreement. This is a Transfer Certificate. Terms defined in the Facility Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to Clause 24.5 (Procedure for transfer):

(a)	The Existing Bank and the New Bank agree to the Existing Bank transferring to the New Bank by novation all or part of the Existing Bank's Commitment, rights and obligations referred to in the Schedule in accordance with Clause 24.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Bank for the purposes of Clause 31.2 (Addresses) are set out in the Schedule.

3	The New Bank expressly acknowledges the limitations on the Existing Bank's obligations set out in paragraph (c) of Clause 24.4 (Limitation of responsibility of Existing Banks).

4	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5	This Transfer Certificate is governed by English law.

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THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]
[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Bank]	[New Bank]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [ ].
[Agent]
By:

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Schedule 6

Form of Accession Letter

To:          [        ] as Agent
From:      [Subsidiary] and [Company]
Dated:
Dear Sirs

Wolseley plc – €1,500,000,000 Facility Agreement
dated [          ] 2006 (the "Facility Agreement")

1	We refer to the Facility Agreement. This is an Accession Letter. Terms defined in the Facility Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2	[Subsidiary] agrees to become an Additional Guarantor and to be bound by the terms of the Facility Agreement as an Additional Guarantor pursuant to Clause 25.2 (Additional Guarantors) of the Facility Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3	[Subsidiary's] administrative details are as follows:

Address:

Fax No:

Attention:

4	This Accession Letter is governed by English law.

[This Accession Letter is entered into by deed.]

[Company]	[Subsidiary]

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Schedule 7

Form of Compliance Certificate

To:          [        ] as Agent
From:      [Company]
Dated:
Dear Sirs

Wolseley plc €1,500,000,000 Facility Agreement
dated [          ] 2006 (the "Facility Agreement")

1	We refer to the Facility Agreement. This is a Compliance Certificate. Terms defined in the Facility Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We confirm that: [Insert details of covenant to be certified]

3	We confirm that the Material Subsidiaries are the following companies: [insert list of Material Subsidiaries]

4	We confirm that no Default is continuing.

Signed:	…...................

Director

of

Wolseley plc

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Schedule 8

Timetables

	Loans in euro	and	Loans in sterling	Loans in other currencies

Approval as an Optional Currency, if required (Clause 6.2 (Conditions relating to Optional Currencies))	—		—	D-3 10.00 a.m.

Agent notifies the Borrower if a currency is approved as an Optional Currency in accordance with Clause 6.2 (Conditions relating to Optional Currencies)	—		—	D-3 12.00 p.m.

Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request))	D-3 3.00 p.m.		D 9.00 a.m.	D-3 3.00 p.m.

Agent determines (in relation to a Utilisation) the Base Currency Amount of the Loan, if required under Clause 5.4 (Banks' participation)	N/A		D 9.30 a.m.	D-3 3.30 p.m.

Agent notifies the Banks of the Loan in accordance with Clause 5.4 (Banks' participation)	D-3 4.30 p.m.		D 10.00 a.m.	D-3 4.30 p.m.

Agent receives a notification from a Bank under Clause 6.3 (Unavailability of a currency)	N/A		D 10.30 a.m.	D-3 5.00 p.m.

Agent gives notice in accordance with Clause 6.3 (Unavailability of a currency)	N/A		D 11.00 a.m.	Quotation Day 11.00 a.m.

LIBOR or EURIBOR is fixed	Quotation Day as of 11.00 a.m. London time in respect of LIBOR and as of 11.00 a.m. Brussels time in respect of EURIBOR		Quotation Day as of 11.00 a.m. London time	Quotation Day as of 11.00 a.m. London time

"D" = date of Utilisation "D-X" = X Business Days prior to date of Utilisation

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Schedule 9

Form of Resignation Letter

To:      [        ] as Agent

From:      [resigning Guarantor] and [Borrower]

Dated:

Dear Sirs

Wolseley plc – €1,500,000,000 Facility Agreement
dated [          ] 2006 (the "Facility Agreement")

1	We refer to the Facility Agreement. This is a Resignation Letter. Terms defined in the Facility Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2	Pursuant to Clause 25.4 (Resignation of a Guarantor), we request that [resigning Guarantor] be released from its obligations as a Guarantor under the Facility Agreement.

3	We confirm that:

(a)	no Default is continuing or would result from the acceptance of this request; and

(b)	[ ]*

4	This letter is governed by English law.

[Borrower]	[Subsidiary]

By:	By:

*	Insert any other conditions required by the Facility Agreement.

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Schedule 10

Existing Indebtedness

Borrower	Facility Type	Secured vs unsecured	Maturity Date	Currency	Amount 000's	Ex Rate	Amount GBP 000's

PLC		Unsecured	< 1 year	GBP	(233,422)	1.0000	(233,422)
		Unsecured	> 1 year	GBP	(1,837,341)	1.0000	(1,837,341)

Ferguson	Overdraft	Unsecured	< 1 year	USD	(123,125)	1.8673	(65,937)

Stock Building Supply	Bank loan	Unsecured	3-4 years	USD	(15,718)	1.8673	(8,418)

Stock Building Supply	Construction loans	Unsecured		USD	(584,349)	1.8673	(312,938)

Canada	Overdraft	Unsecured	< 1 year	CAD	(20,000)	2.1128	(9,466)

UK	Overdraft	Unsecured	< 1 year	GBP	(6,617)	1.0000	(6,617)

Brossette	Overdraft	Unsecured	< 1 year	EUR	(2,853)	1.4628	(1,950)

PBM	Overdraft	Unsecured	< 1 year	EUR	(14,313)	1.4628	(9,785)

PBM	Bank loan	Unsecured	< 1 year	EUR	(77)	1.4628	(53)
	Bank loan	Unsecured	1-2 years	EUR	(96)	1.4628	(66)
	Bank loan	Unsecured	2-3 years	EUR	(216)	1.4628	(148)
	Bank loan	Unsecured	3-4 years	EUR	(3,634)	1.4628	(2,484)
	Bank loan	Unsecured	4-5 years	EUR	(622)	1.4628	(425)
	Bank loan	Unsecured	> 5 years	EUR	(303)	1.4628	(207)

Italy	Overdraft	Unsecured	< 1 year	EUR	(27,368)	1.4628	(18,709)

Italy	Bank loan	Unsecured	< 1 year	EUR	(2,664)	1.4628	(1,821)

Austria	Bank loan	Unsecured	< 1 year	EUR	(23,000)	1.4628	(15,723)

Hungary	Overdraft	Unsecured	< 1 year	HUF	(3,038,173)	397.70	(7,639)

Czech	Overdraft	Unsecured	< 1 year	CZK	(172,143)	41.634	(4,135)

Wasco	Overdraft	Unsecured	< 1 year	EUR	(6,171)	1.4628	(4,219)

Centratec	Overdraft	Unsecured	< 1 year	EUR	(1,578)	1.4628	(1,079)

Marmon Keystone	Overdraft	Unsecured	< 1 year	EUR	(3,693)	1.4628	(2,525)

	Total loans and overdrafts – unsecured						(2,545,106)

Ferguson	Bank loan	Secured	< 1 year	USD	(303)	1.8673	(162)
	Bank loan	Secured	1-2 years	USD	(303)	1.8673	(162)
	Bank loan	Secured	2-3 years	USD	(3)	1.8673	(2)
	Bank loan	Secured	3-4 years	USD	(4)	1.8673	(2)
	Bank loan	Secured	4-5 years	USD	(4)	1.8673	(2)
	Bank loan	Secured	> 5 years	USD	(223)	1.8673	(119)

PBM	Bank loan	Secured	< 1 year	EUR	(63,000)	1.4628	(43,068)

Italy	Bank loan	Secured	< 1 year	EUR	(95)	1.4628	(65)
	Bank loan	Secured	1-2 years	EUR	(585)	1.4628	(400)

	Total loans and overdrafts – secured						(43,983)

	Finance leases		PBM	EUR	(40,202)	1.4628	(27,483)
			Austria	EUR	(2,158)	1.4628	(1,475)
			Switzerland	CHF	(16,717)	2.2992	(7,271)
			Italy	EUR	(10,427)	1.4628	(7,128)
			Centratec	EUR	(144)	1.4628	(98)
			Ferguson	USD	(34,565)	1.8673	(18,511)
			SBS	USD	(13,747)	1.8673	(7,362)
			PLC	GBP	(5,920)	1.0000	(5,920)

	Total finance leases						(75,248)

	Total Indebtedness						(2,664,337)

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SIGNATORIES

Company & Borrower

WOLSELEY PLC

By:          /s/ Mike Verrier

Address:	Park View 1220
Arlington Business Park
Theale, Reading
Berkshire
RG7 4GA
Fax:	0118 929 8701
Attention:	Finance Director

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Arrangers

BARCLAYS CAPITAL

By:           /s/ Keith Hatton

BNP PARIBAS

By:           /s/ David Byrne

And by:  /s/ Colin Vittery

THE ROYAL BANK OF SCOTLAND PLC

By:           /s/ Stephen Loizou

UBS LIMITED

By:           /s/ Charles Anderson

And by:  /s/ Graham Vance

Original Banks

BARCLAYS BANK PLC

By:           /s/ Keith Hatton

BNP PARIBAS

By:           /s/ David Byrne

And by:  /s/ Colin Vittery

LEHMAN COMMERCIAL PAPER INC. – UK BRANCH

By:           /s/ Laura Foulds

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LLOYDS TSB BANK PLC

By:           /s/ Liz Williams

THE ROYAL BANK OF SCOTLAND PLC

By:           /s/ Stephen Loizou

UBS AG, LONDON BRANCH

By:           /s/ Charles Anderson

And by:  /s/ Graham Vance

Agent

LLOYDS TSB BANK PLC

By:           /s/ Michael Dutfield

Address:	Bank House, Wine Street, Bristol BS1 2AN

Fax:	0117 923 3677

Attention:	Loan Administration